Exhibit 99.1

Realty Capital Securities

United Development Funding IV (“UDF IV”) Escrow Break Announcement
New $700 Million Public Offering Commences Operations

Dear [Contact Name at BD Firm]:

We are pleased to announce that the United Development Funding IV public offering has broken its initial escrow on December 18, 2009.  The following information is from Form 8K as filed by UDF IV with the Securities and Exchange Commission on December 21, 2009:

“On December 18, 2009, United Development Funding IV (the “Registrant”) satisfied the minimum offering of $1,000,000 in connection with the best efforts public offering of its common shares of beneficial interest.  Proceeds from initial subscriptions were placed in escrow until the minimum offering was reached.  Initial subscribers have now been accepted as shareholders and the subscription proceeds were released to the Registrant from escrow, provided that residents of New York, Nebraska and Pennsylvania will not be admitted until the Registrant has received and accepted subscriptions aggregating at least $2,500,000, $5,000,000 and $35,000,000, respectively.  Attached as Exhibit 99.1 to this report and incorporated by reference into this Item 8.01 is a copy of a letter from Realty Capital Securities, LLC, the dealer manager for the Registrant’s offering, regarding the release of the funds from escrow.  As of December 18, 2009, the Registrant had accepted subscriptions and issued 59,610 common shares of beneficial interest to shareholders with gross proceeds of $1,192,200 distributed to the Registrant.”

Realty Capital Securities, LLC is the Dealer Manager for this offering.  UDF IV is a publicly registered, non-traded Maryland real estate investment trust that intends to qualify as a real estate investment trust (REIT) under federal tax law.  UDF IV is offering a maximum of $700 million of common shares of beneficial interest for $20 per share, including the Distribution Reinvestment Plan.  UDF IV will originate secured loans for the acquisition and development of land into single-family home lots, and the construction of model and new single-family homes.  They also intend to make direct investments in residential real estate in select geographic markets for development into single-family lots, new and model homes, provide credit enhancements to real estate developers, homebuilders, land bankers and other real estate investors, and purchase or finance securitized real estate loan pools and discounted cash flows secured by assessments levied on real property.

We are excited to share this milestone and thank our current selling group members for making this highly anticipated event possible.  Please do not hesitate to contact us with any questions you have regarding this announcement or UDF IV.

Sincerely,	Sincerely,

Lee B. Barnett	Mark Prillaman
Vice President Business Development	National Sales Manager
Realty Capital Securities–UDF Investment Programs	Realty Capital Securities–UDF Investment Programs
Office Phone (817) 796-5922	Office Phone (817) 796-5921
Cell Phone (469) 525-3599	Cell Phone (772) 485-4250
Office Fax (817) 796-5960	Office Fax (817) 796-5960
lbarnett@rcsecurities.com	mprillaman@rcsecurities.com

For Broker Dealer Use Only
THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN. THE OFFERING IS MADE ONLY BY THE PROSPECTUS. THIS MUST BE READ IN CONJUNCTION WITH THE PROSPECTUS IN ORDER TO UNDERSTAND FULLY ALL OF THE IMPLICATIONS AND RISKS OF THE OFFERING OF SECURITIES TO WHICH IT RELATES.  For more complete information about investing in shares being offered by UDF IV, including charges and expenses, request a Prospectus. Read the Prospectus carefully before you make an investment decision. An investment in UDF IV involves a high degree of risk and there is no assurance that the investment objectives of this program will be attained. The merits of this offering have not been endorsed by any securities regulatory agency. Any representation to the contrary is unlawful. Consult the Prospectus for suitability standards in your state.
Realty Capital Securities, LLC. Member FINRA/SIPC